EXHIBIT 16.1

December 8, 2015

Securities and Exchange Commission

100 F. Street

Washington, DC 20549 - 7561

Re: Success Entertainment Group International Inc (formerly Altimo Group Corp.)

Commission File No. 333- 188401

We have read the statements that we understand Success Entertainment Group International Inc (formerly Altimo Group Corp.) will be included under Item 4.01 of the Form 8-K report dated December 8, 2015 and agree with such statements in so far as they apply to our firm.

We have no basis to agree or disagree with any other statement made in Item 4.01 of such report.

Sincerely,

/s/ Cutler & Co. LLC

Cutler & Co. LLC

Wheat Ridge, Colorado